Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces Settlement Agreement

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS
RELEASE

For Immediate Release

Austin, Texas September 18, 2009 — JPMorgan Chase Bank, N.A. (“JPMorgan” or “Trustee”), on behalf of the Mesa Offshore Trust (OTC symbol-MOSH) (the “Trust”), announced today that the 334th  Judicial District Court (the “Court”) of Harris County, Texas has entered a Final Judgment in MOSH Holding, L.P. v. Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc.; Woodside Energy (USA), Inc.; and JPMorgan Chase Bank, N.A., as Trustee of the Mesa Offshore Trust ; Cause No. 2006-01984 (the “Lawsuit”). This Final Judgment resolves all parties and all claims in the Lawsuit and is dated September 14, 2009.

On May 18, 2009, the Trustee, on behalf of the Trust, entered into a Final Settlement Agreement with (1) MOSH Holding, L.P. and Dagger-Spine Hedgehog Corporation (together, “Plaintiffs”), (2) Pioneer Natural Resources Company and Pioneer Natural Resources Company USA, Inc. (together, “Pioneer”), and (3) Woodside Energy (USA), Inc. (“Woodside”).  On August 6, 2009, the Court, in Findings of Fact and Conclusions of Law With Respect to Final Settlement Agreement (“Findings of Fact and Conclusions of Law”), approved the Final Settlement Agreement and denied all objections thereto.  The Court ruled that all claims that were raised (or that could have been raised) against the defendants in the Lawsuit are owned by the Trust and/or the Partnership; the Plaintiffs pursued the claims asserted in the Lawsuit on behalf of the Trust and/or the Partnership; the Plaintiffs and the Trustee have the authority to prosecute, resolve, settle and release all released claims on behalf of the Trust, the Partnership and the Plaintiffs; and the settlement is in the best interest of the Trust and its unit holders. The Court also entered findings that full and proper notice of the Lawsuit, the Final Settlement Agreement, and the settlement fairness hearing was provided to all unit holders and that all unit holders were given the opportunity to obtain the related documents and express any objections they may have had regarding the Final Settlement Agreement.  The Court considered these unit holder objections in entering the Findings of Fact and Conclusions of Law, and denied all of them.

This September 14, 2009 Final Judgment grants the defendants’ motion for summary judgment and motion to dismiss claims of Intervenors Keith Wiegand, Robert Miles, Gordon Stamper, Michael Brown, and Benjamin Ginter  Robert Miles non-suited his intervention prior to argument on these motions. The Final Judgment also denied the motion for sanctions filed by Gordon Stamper, and adopted and incorporated the August 6, 2009 Findings of Fact and Conclusions of Law. Thus, there are no longer any issues remaining before the Court, all objections to the Final Settlement Agreement are overruled and denied, all pending petitions in interventions are dismissed, and all related intervenors’ claims are dismissed.  Additionally, all other claims by parties to the Lawsuit, to the extent not otherwise addressed by the Final Judgment, are dismissed with prejudice.

Under the Final Settlement Agreement, as approved by the Court: (1) Pioneer will pay to the Trust $13 million and will sell and contribute to the Trust any proceeds from the sale of all of its interests in the Brazos Block A-39 (the “Pioneer Settlement Interests”); (2) JPMorgan will pay to the Trust $5 million and will release all claims for and forgive repayment of the existing $5 million Demand Promissory Note (the “Credit Facility”) provided by JPMorgan, as lender, to the Trust; and (3) Woodside will pay to the Trust $1 million.  Notwithstanding certain other releases, the Trustee will be permitted to use the remaining balance available under the Credit Facility and any other Trust income to pay and to be reimbursed for Trust liabilities and expenses as permitted under the Trust’s Royalty Trust Indenture (“Indenture”) prior to the receipt and final distribution of any net settlement proceeds.   These liabilities and expenses include any out-of-pocket costs incurred for effecting the sale of assets in the Liquidation Process and for any other fees and expenses relating to the administration of the Trust after April 27, 2009.

As provided in the Final Settlement Agreement, each of the parties agrees to release any and all claims against the other parties that are, or could have been, asserted in the Lawsuit.

Given the entry of the Final Judgment, at a date in November 2009 yet to be determined, the Trustee will direct Pioneer to sell the assets of the Mesa Offshore Royalty Partnership (the “Partnership assets”) (along with the Pioneer Settlement Interests), consistent with the terms contained in the Final Settlement Agreement, and as approved by the Court in the Final Judgment, at public auction and any resulting sales proceeds will be remitted to the Trust as part of the wind-down process (the “Liquidation Process”).  Notice of the public auction will be mailed to the unit holders of record at least thirty days before the sale.

The Partnership assets and the assets contributed to the Trust by Pioneer for sale pursuant to its tender letter of October 10, 2008 (hereafter referred to as “Pioneer Settlement Interests”) will be offered in two lots: (1) the West Delta 61 Lot; and (2) the Brazos A-39 Lot (together, the “Sales Lots”).  There will be no right of first refusal as previously considered, and the two lots will be sold to the highest bidder(s). Under the terms of the Final Settlement Agreement, payment of the settlement proceeds by Pioneer, JPMorgan and Woodside will occur within seven business days after the date the public auction is held. The settlement proceeds will be placed into separate, interest-bearing, escrow accounts at JPMorgan and will not be distributed by the Trustee until the Final Judgment becomes final and non-appealable. Should the Final Judgment be reversed, the settlement proceeds will be returned to the respective defendants.

The final distribution by the Trust of the proceeds (i.e., the settlement proceeds plus any sales proceeds from the public auction of the Partnership assets and the Pioneer Settlement Interests) to Trust unit holders will be made only after the settlement proceeds have been remitted to the Trustee, and the Trustee has deducted any costs incurred for effecting the sale of assets in the Liquidation Process and any other fees and expenses relating to the administration of the Trust after April 27, 2009. Also, in accordance with the Final Judgment, counsel for the Plaintiffs have been awarded attorney’s fees and expenses of $7,750,000, which will be paid and deducted before final distribution. Accordingly, the final distribution of net settlement and sales proceeds by the Trust to its 71,980,216 outstanding units of beneficial interest may be materially less than the gross settlement and sales proceeds.

The Trustee expects to establish a future record date after the sale of the Partnership assets to serve as the date for holders of record entitled to final distribution as part of the winding up of the Trust.

In the event the Liquidation Process does not result in the sale of Pioneer’s interests in Brazos Block A-39, Pioneer is entitled to dispose of such assets in any manner it sees fit, including by way of example and without limitation, withdrawing from participation in and ownership in Brazos Block A-39 pursuant to the terms of the Offshore Operating Agreement governing this property. In addition, if the Partnership’s interests remain unsold and no buyer can be found after the completion of the public auction, Pioneer has the absolute right to cancel and/or extinguish such interest(s). Until the time of any sale or abandonment of the Partnership’s assets, Pioneer, as managing general partner of the Partnership, will continue to operate the Partnership’s assets and distribute in the normal course any net proceeds to the Trustee for the benefit of the Trust.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

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